Exhibit 99

The Boyds Collection reports 2003 second quarter financial results

Gettysburg, Pennsylvania, August 6, 2003 — The Boyds Collection, Ltd. (NYSE:FOB) today announced its financial results for the second quarter of 2003, ended June 30, 2003.

Net sales for the second quarter of 2003 were $24.5 million compared to $24.3 million for the same period last year. Net income for the second quarter of 2003 was $2.2 million, or $0.04 per diluted share, compared to $4.1 million, or $0.07 per diluted share, for the second quarter of 2002.  The second quarter of 2003 was positively impacted by Boyds Bear CountryTM and several new giftable resin product lines, while, negatively impacted by the weak economy.

Net sales for the first six months of 2003 were $59.6 million compared to $64.8 million for the same period last year. Net income for the first six months of 2003 was $10.2 million, or $0.17 per diluted share, compared to $15.4 million, or $0.26 per diluted share, for the first six months of 2002.  The first six months of 2003 was negatively impacted by the weak economy and the continuing struggles of the gift retail channel.  The shortfalls were partially offset by our new direct sales force, Boyds Bear CountryTM and the new giftable resin lines.

Jean-André Rougeot, Chief Executive Officer, said, “While our sales performance in the first half of 2003 was negatively impacted by the weakness in the economy and the gift retail channel, the shortfalls were partially offset by continued strong contributions from Boyds Bear CountryTM, encouraging performance from our recently launched giftable resin lines, and the early, but promising results delivered by our direct sales force.  Boyds now has sales people on the ground across the country, and we have to date seen improvement in new account prospecting, merchandising and receptivity to our new lines.  There is no question that in this challenging environment, the direct sales force initiative is helping us to work most effectively with our retail customers.  That said, we believe there are further gains to be achieved, and we will remain focused over the second half of the year on reaping the full benefits our sales force can deliver.”

Cash provided by operations in the first six months of 2003 was approximately $14.4 million compared to $26.8 million in the year-ago period.  In the first six months of 2003, the Company repaid approximately $11.3 million of debt and invested approximately $0.8 million of cash in property and equipment. In the first six months of 2002, the Company repaid approximately $20.5 million of debt and invested approximately $6.3 million of cash in the building of Boyds Bear CountryTM.

Mr. Rougeot continued, “In addition to our efforts to increase our top-line through strategic initiatives, including the direct sales force, enhancing the “giftability” of our products and opening Boyds Bear Country, a wonderful showcase for our brand, we also continue to closely monitor our cost structure.  In doing so, our objective is both to ensure we are best utilizing our resources as well as pay down debt and reduce interest expense.  While it is uncertain when the overall environment will improve, we are confident that we are implementing the right steps for Boyds’ success over the long term.”

The Boyds Collection, Ltd. is a leading domestic designer, importer, and distributor of branded, high-quality, handcrafted collectibles and other specialty giftware products.  The company sells its products through a large and diverse network comprised of independent gift and collectibles retailers, premier department stores, selected developed catalogue retailers and other electronic and retail channels.  Founded in 1979, it has successfully developed a strong niche and brand identity in its markets because of its affordably priced, high quality, “Folksy With AttitudeSM” collectibles.

Any conclusions or expectations drawn from the statements in this press release concerning matters that are not historical corporate financial results are “forward-looking statements” that involve risks and uncertainties. Sales patterns have historically varied in number, mix and timing, and there can be no assurance that the sales estimates will be accurate or that the sales trend year-to-date will continue. Other factors, including retail inventory levels, consumer demand, product development efforts, completion of third party product manufacturing, dealer reorders and order cancellations, control of operating expenses, corporate cash flow application, and industry, general economic, regulatory and international trade conditions, can significantly impact the Company’s estimated and actual sales and earnings. Actual results may vary materially from estimates and other forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

Webcast Information:

The Boyds Collection has scheduled a live webcast today to discuss its financial results for the second quarter of 2003. To access the webcast, please visit the Investor Relations section of www.boydsstuff.com.  The webcast will begin at 9:30 a.m. Eastern Time today.  A replay of the webcast will be available on the site through 8:00 p.m. on Wednesday, August 13, 2003.

— TABLES FOLLOW —

THE BOYDS COLLECTION, LTD.

FINANCIAL SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
	2003	2002	2003	2002

Net Sales	$24,465,485	$24,342,609	$59,566,698	$64,822,021
Gross Profit	15,844,028	15,185,221	38,197,099	41,534,706
Selling, General & Administrative Expenses	10,408,564	6,102,056	18,658,215	11,360,118
Income from Operations	5,435,464	9,084,282	19,538,884	30,176,654
Other Income (Expense)	(68,565)	72,787	(27,318)	51,346
Interest Expense - Net	1,482,826	1,713,558	3,011,593	3,605,899
Income before Provision for Income Taxes and Extraordinary Item	3,884,073	7,443,511	16,499,973	26,622,101
Provision for Income Taxes	1,706,433	3,303,639	6,347,341	11,188,467
Net Income	2,177,640	4,139,872	10,152,632	15,433,634
Net Income per Share	$0.04	$0.07	$0.17	$0.26
Weighted Average Shares Outstanding	59,111,452	59,064,769	59,111,452	59,063,173
Net Income per Share, assuming dilution	$0.04	$0.07	$0.17	$0.26
Weighted Average Shares Outstanding, assuming dilution	59,144,014	59,210,120	59,166,101	59,185,190

SELECTED BALANCE SHEET ITEMS

	June 30, 2003	December 31, 2002	June 30, 2002
	(Unaudited)	(Audited)	(Unaudited)

Cash and Cash Equivalents	$8,210,513	$5,874,837	$804,470
Accounts Receivable - Net	12,599,363	10,489,241	13,635,464
Inventory - Net	13,420,649	12,389,525	10,420,430
Property and Equipment - Gross	24,826,916	24,058,602	17,752,945
Less - Accumulated Depreciation	6,492,330	5,392,842	4,621,831
Property and Equipment - Net	18,334,586	18,665,760	13,131,114
Working Capital	31,587,600	40,848,671	28,125,743
Short & Long-Term Debt	92,392,000	103,689,000	119,689,000